August 4, 1998



Uwharrie Capital Corp
167 North Second Street
Albemarle, North Carolina  28001

         RE:      REGISTRATION STATEMENT ON FORM S-2

Gentlemen:

We have acted as counsel to Uwharrie Capital Corp (the "Company"), in connection with the preparation of a Registration Statement on Form S-2 (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), relating to the registration of up to 850,000 shares (the "Shares") of the Company's common stock, par value $1.25 per share ("Common Stock"). The Shares will be sold by the Company pursuant to non-transferable subscription rights to existing shareholders of the Company as of August 28, 1998 (the "Record Date") ("Existing Shareholders") for the first 30 days of the Offering, or until 5:00 p.m. Eastern Time on __________, 1998 (the "Shareholder Offering"). In the event that Existing Shareholders subscribe for a number of shares in excess of the total number of shares offered, subscriptions will be allocated on a pro rata basis within the purchase limitations of this Offering. If shares remain unsubscribed at the end of the Shareholder Offering, they will be offered at the same price and with the same purchase limitations on a first-come-first-serve basis to the following (the "Public Offering"): existing customers of the Bank of Stanly and its subsidiaries, The Strategic Alliance Corporation and BOS Agency, Inc., on that same date; businesses in, residents of, or persons having property interests in Stanly, Montgomery, Richmond, Anson, Union, Catawba, Rowan, Randolph or Davidson County, North Carolina (the nine county area of North Carolina known as the "Uwharrie Lakes Region"); and other persons or businesses outside of the Uwharrie Lakes Region subject to the approval of the Company's Board of Directors. This opinion is furnished pursuant to the requirement of
Item 601(b)(5) of Regulation S-K under the Act.

We have examined the Company's Articles of Incorporation, as amended to date, and its Bylaws, as amended, minutes of meetings of its Board of Directors, and such other corporate records of the Company and other documents and have made such examinations as we have deemed necessary for the purposes of this opinion. We have also relied upon a certificate of an officer of the Company, dated of even date herewith, relating to the Registration Statement.

Based on and subject to the foregoing and to the additional qualifications set forth below, it is our opinion that the Shares that are being offered and sold by the Company pursuant to the Registration Statement, when issued by the Company as contemplated by the Registration Statement and sold in accordance therewith, will be legally issued, fully paid and non-assessable.

We hereby consent to the reference to our firm in the Registration Statement under the heading "legal matters" and to the filing of this opinion as an exhibit to the Registration Statement. Such consent shall not be deemed to be an admission that this firm is within a category of persons whose consent is required under Section 7 of the Act or the regulations promulgated pursuant to the Act.

This opinion is limited to the laws of the State of North Carolina and no opinion is expressed as to the laws of any other jurisdiction.

The opinion expressed herein does not extend to compliance with federal and state securities laws relating to the sale of the Shares.

This opinion is rendered solely for your benefit in connection with the transaction described above and may not be used or relied upon by any other person without prior written consent in each instance.

                                                     Very truly yours,

                                                     MOORE & VAN ALLEN, PLLC



                                                     Anthony Gaeta, Jr.



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